Exhibit 99.1

UNITED REFINING COMPANY REPORTS

SECOND QUARTER FISCAL 2008 OPERATING RESULTS

Warren, PA. April 15, 2008/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the second fiscal quarter and six month period ended February 29, 2008.

As typically occurs in a rising crude oil market, retail product prices have not kept up with increasing crude oil prices. During the quarter, average NYMEX crude oil prices rose 8.5% or $7.27/bbl while the average selling price of a gallon of gasoline within our retail system rose only a penny or 0.3%. This has historically been the case in a rapidly rising crude oil market where retail pricing is unable to keep pace with crude prices.

Operating income for the second quarter ended February 29, 2008 decreased $13.1 million from operating income of $4.7 million for the quarter ended February 28, 2007 to an operating loss of $8.4 million for the quarter ended February 29, 2008. Operating income for the six months increased $16.5 million from income of $4.2 million for the six months ended February 28, 2007 to operating income of $20.7 million for the six months ended February 29, 2008.

Net sales for the three months ended February 29, 2008 and February 28, 2007 were $663.7 million and $492.8 million, respectively. This was an increase of $170.9 million or 34.7% over the prior year period. Retail merchandise sales increased $2.6 million and retail petroleum sales increased $79.8 million for the period, partially due to increased sales volume of 2.4 million gallons. Wholesale sales revenues increased $88.5 million for the quarter ended February 29, 2008 compared to the comparable quarter of 2007. Although sales volume increased slightly, the increase in sales revenue was primarily due to a 36% increase in wholesale average sales prices for all wholesale products.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the three months ended February 29, 2008 decreased $11.1 million to a negative $1.9 million compared to $9.2 million for three months ended February 28, 2007. EBITDA increased $21.1 million for the six months ended February 29, 2008, to $35.3 million from $14.2 million for the six months ended February 29, 2008. United Refining Company uses the term EBITDA or Earnings Before Interest, Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in the table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY (dollars in thousands)

	Three Months Ended February 29 and February 28,		Six Months Ended February 29 and February 28,
	2008	2007	2008	2007
Net Sales	$663,718	$492,781	$1,357,286	$1,077,377
Operating Income (Loss)	$(8,416)	$4,714	$20,659	$4,194
Net Income (Loss)	$(9,739)	$(679)	$3,674	$(3,869)
Income Tax Expense (Benefit)	$(6,768)	$(473)	$2,553	$(2,690)
EBITDA (1)	$(1,867)	$9,236	$35,348	$14,243

(1) EBITDA Reconciliation:	UNITED REFINING COMPANY (dollars in thousands)

	Three Months Ended February 29 and February 28,		Six Months Ended February 29 and February 28,
	2008	2007	2008	2007
Net Income (Loss)	$(9,739)	$(679)	$3,674	$(3,869)
Interest Expense	9,419	5,985	18,716	11,979
Income Tax Expense (Benefit)	(6,768)	(473)	2,553	(2,690)
Depreciation	4,041	3,480	8,080	6,977
Amortization	1,180	923	2,325	1,846

EBITDA	$(1,867)	$9,236	$35,348	$14,243

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 369 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.